DMBM INC

16 Ann Marie Drive

Saint James, New York 11780

As of December 13, 2012

VG Life Sciences Inc

2290 Huntington Drive, Suite 100

San Marino, CA 91108

Attn:. Mr. Haig Keledj ian

President

Dear Mr. Keledjian:

This letter agreement (this "Agreement’) shall confirm the understanding and agreement between DMBM Inc (the "Lender"), and VG Lite Sciences, Inc (the "Company"), with respect to the Loan (as hereinafter defined) from the Lender to the Company.

That understanding and agreement in as follows:

1. The Lender will loan $20,000 to VG Life Sciences. The Company has advised DMBM, that the Company does not have sufficient cash to pay amounts owing to ifs transfer agent and it is necessary to pay the transfer agent now to maintain a market in the Company's common stock.:

2. The proceeds of the Loan shall only be used to pay the Company transfer agent.

3. The Loan will be evidenced by a convertible promissory note made by the Company (the "Note"), shall mature and be payable six (6) months after the date of issuance (the "Maturity Date") and shall earn interest on the outstanding principal amount of the Note at a rate of 2% per annum (calculated on the basis of a year of 360 days). The Note shall not be prepayable.

4. The Note, shall be convertible prior to the Maturity Date, at the sole option of the Lender, upon two (2) business days prior written notice to the Company, into shares of the Company's common stock at a conversion price of $0.15 per share (the "Conversion Price.). Notwithstanding, anything set forth in the immediately preceding sentence, the Conversion Price shall be lowered to the lowest price per share at which the Company issues common stock (including, without limitation, by means of the conversion of any security of the issuance of shares under any warrant) as long as this Note is outstanding. The Conversion Price shall be subject to customary anti-dilution protection.

5. In consideration of making the Loan, the Company shall lower the conversion price on $30,000 of the principal amount of the convertible debenture dated November 25, 2011 issued by the company to DMBM to $.00025 Per Share.($.15 Per share post 600 to 1 reverse split)

6. Each party hereby represents and warrants to the other parties that:

(a) it has the full power, ability, legal capacity and authority to execute and deliver the Agreement and to perform its obligations hereunder; and

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(b) this Agreement constitutes its legal, valid and biding obligation, enforceable against it in accordance with its term, except as enforceability may be limited by applicable bankruptcy, moratorium, insolvency and other similar laws affecting the enforcement of creditors" rights generally and that enforcement may be limited by general principles of equity.

7. This Agreement may not be amended, modified, waived or terminate, except by an instrument in writing executed by each of the parties hereto. Any waiver of any provision of this Agreement shall be limited to the specific instance and purpose for which it is given.

8. This Agreement shall not be assigned by any party without the prior written consent of the other party and their respective successors and permitted assignees,

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any of its conflicts of law principles which would result in the application of the laws of another jurisdiction.

10. The Agreement may be executed in counterparts (and they may be executed by facsimile or electric signature which shall be valid for purposes hereof) each of which shall be an original, and all of which, when taken together, shall constitute over and the same agreement. In resolving nay dispute or controversy arising out of this Agreement or construing any term or provision in this Agreement, there shall be no presumption made or inference drawn because of the inclusion of a provision not contained, in a prior draft or deletion of a provision contained in a prior draft this Agreement shall not be construed or interpreted with any presumption against either party and for purposes of construing and interpreting, this Agreement, it shall be deemed that this Agreement was drafted jointly by the parties. Any reference in this Agreement to the masculine, feminine or neuter gender shall be a reference to such other gender as if appropriate. References in this Agreement to the singular shall include the plural and vice versa.

Please confirm the Company agreement to this Agreement by executing and returning the enclosed copy of this Agreement to the Lender.

Very Truly yours, DMBM - Lender By: /s/ Damon Roberts Name: Title: President

Agreed and Accepted:

VG LIFE SCIENCES, INC.

By: /s/ Haig Keledjian

Name: Haig Keledgian

Title: President